Exhibit 8.2

314.444.7600 (direct) 314.241.6056 (fax) www.lewisrice.com	Attorneys at Law	600 Washington Avenue Suite 2500 St. Louis, Missouri 63101

September 10, 2015

Board of Directors

Central Federal Savings and Loan Association of Rolla

210 West 10th Street

Rolla, Missouri 65401

Re:	State Income Tax Opinion Relating to the Conversion of Central Federal Savings and Loan Association of Rolla from a Federally Chartered Mutual Savings Association to a Federally Chartered Stock Savings Association

Gentlemen:

You have requested our opinion regarding the Missouri state income tax consequences of (i) the conversion of Central Federal Savings and Loan Association of Rolla from a federally chartered mutual savings association (the “Association”) to a federally chartered stock savings association (the “Converted Association”); (ii) the acquisition of the Converted Association’s capital stock by Central Federal Bancshares, Inc., a Missouri corporation (the “Holding Company”); and, (iii) the issuance of common stock by the Holding Company in the Offerings. These transactions are collectively referred to herein as the “Conversion”. The Conversion will be carried out pursuant to a Plan of Conversion initially adopted by the Board of Directors of the Association on August 4, 2015 (the “Plan of Conversion”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Plan of Conversion.

For the purposes of our opinion, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of the Plan of Conversion, as amended through the date hereof,1 and of such corporate records of the parties to the Conversion as we have deemed necessary or appropriate, including, but not limited to, the Holding Company’s Registration Statement on Form S-1 relating to the proposed issuance of common stock, and the Articles of Incorporation and Bylaws of the Holding Company. We have also relied upon, without independent verification, the representations of the Association and Holding Company contained in their letter to us dated August 4, 2015. We have assumed that such representations are true.

We have assumed that the Conversion contemplated by the Plan of Conversion will be consummated in accordance therewith and as described in the prospectus included as part of the Registration Statement on Form S-l filed by the Holding Company.

Our opinion is limited solely to the Missouri state income tax consequences of the proposed Conversion and does not analyze or address any other taxes, jurisdictions, transactions, or issues. Our opinion is based on the savings and loan association income tax provisions of the Revised Statutes of Missouri, existing regulations and current administrative and judicial interpretations thereof, all in effect as of the date hereof, and all subject to change, possibly with retroactive effect. Changes in the tax laws could affect the continued validity of the opinions expressed below.

1 The Board of Directors of the Association adopted an amendment to the Plan of Conversion on September 8, 2015.

Established 1909

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September 10, 2015

We specifically express no opinion herein concerning tax matters relating to the Plan of Conversion under U.S. federal income tax laws, including but not limited to the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Our opinions under Missouri state income tax laws are based on the documents and assumptions described above. Our opinion will not bind the Missouri Department of Revenue or any court, and, therefore, the Missouri Department of Revenue and Missouri courts are not precluded from asserting a contrary position.

The initial purchase price of the common stock of the Converted Association to be issued after the Conversion, and the number of shares of such common stock to be offered for sale, shall be decided by the Boards of Directors of the Holding Company and Association, based upon a valuation of the Association by an independent appraiser.

Federal Tax Opinion of Lewis Rice LLC

In addition to this opinion, we have issued an opinion, of even date herewith, that addresses the material U.S. federal income tax consequences of the Conversion (the “Federal Opinion”). The Federal Opinion, which relies upon standard factual representations given by the Association, concludes, as follows:

1.	The Conversion of the Association from a federally chartered mutual savings association to a federally chartered stock savings association will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and no gain or loss will be recognized by account holders or by the Association by reason of such conversion. See Rev. Rul. 80-105, 1980-1 C.B. 78.

2.	No gain or loss will be recognized by the Converted Association on the receipt of money from the Holding Company in exchange for its shares. Code Section 1032(a).

3.	No gain or loss will be recognized by the Holding Company upon the receipt of money from the sale of shares of its common stock in the Offerings. Code Section 1032(a).

4.	The assets of the Association will have the same basis in the hands of the Converted Association as they had in the hands of the Association immediately prior to the Conversion. Code Section 362(b).

5.	The holding period of the Association’s assets to be received by the Converted Association will include the period during which the assets were held by the Association prior to the Conversion. Code Section 1223(2).

6.	Account holders of the Association will recognize no gain or loss upon the issuance to them of withdrawable deposit accounts in the Converted Association immediately after the Conversion, in the same dollar amounts and on the same terms and conditions as their deposit accounts in the Association. Code Section 354(a).

Central Federal Savings and Loan Association of Rolla

September 10, 2015

7.	No gain or loss will be recognized by the Eligible Account Holders or the Supplemental Eligible Account Holders upon receipt by them of an interest in the Liquidation Account of the Converted Association in exchange for their ownership interests in the Association. Code Section 354(a).

8.	The basis of the account holders’ withdrawable deposit accounts in the Converted Association will be the same as the basis of their deposit accounts in the Association surrendered in exchange therefor. The basis of each Eligible Account Holder’s and Supplemental Eligible Account Holder’s interests in the Liquidation Account of the Converted Association will be zero. Code Section 358(a).

9.	It is more likely than not that the fair market value of the non-transferable subscription rights to purchase shares of common stock of the Holding Company (the “Subscription Rights”) to be issued to Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members is zero, and, accordingly, that no income will be realized by Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members upon the issuance to them of Subscription Rights or upon the exercise of the Subscription Rights. Code Section 356(a); Rev. Rul. 56-572, 1956-2 C.B. 182.

10.	It is more likely than not that the tax basis to the holders of shares of common stock purchased in the Subscription Offering pursuant to the exercise of Subscription Rights will be the amount paid therefor, and that the holding period for such shares of common stock will begin on the date of the completion of the Offerings. Code Section 1223(5).

11.	The holding period for shares of common stock purchased in the Community Offering or Syndicated Community Offering will begin on the day after the date of completion of such Offering. Rev. Rul. 70-598, 1970-2 C.B. 168.

12.	For purposes of Section 381 of the Code, the Converted Association will be treated as if there had been no reorganization. Accordingly, the taxable year of the Association will not end on the effective date of the Conversion, and the Association will not be required to file a federal income tax return for any portion of such taxable year solely by reason of the Conversion. Treas. Reg. Section 1.381(b)-(1)(a)(2); See Rev. Rul. 57-276, 1957-1 C.B. 126.

13.	The Converted Association will succeed to the tax attributes of the Association enumerated in Code Section 381(c), as if there had been no reorganization. Treas. Reg. Section 1.381(b)-(1)(a)(2).

Discussion Related to Missouri State Income Tax Consequences

Chapters 143 and 148 of the Revised Statutes of Missouri (the “Revised Statutes”) contain the provisions that dictate the income taxation of savings and loan associations in the State of Missouri. Missouri law does not prescribe requirements for a transaction to qualify as a reorganization, nor does

Central Federal Savings and Loan Association of Rolla

September 10, 2015

Missouri law include any exceptions or modifications relating to Code Section 368(a)(1)(F) (an “F reorganization”) or to any of the related Code provisions that determine the income tax consequences of a an F reorganization. See Mo. Rev. Stat. §§ 143.105, 143.111, and 143.091. Thus, Missouri law does not modify the federal law that determines the holding period and basis of assets transferred in an F reorganization. Instead, Missouri law conforms to the provisions of the Code, as in effect for the taxable year, including the provisions relating to recognition of gain or loss on reorganizations under Code Sections 368, 354 and 361.

Missouri uses U.S. federal taxable income as the starting point for computing Missouri taxable income. See Mo. Rev. Stat. §§ 143.105, 143.431, 143.011, 143.111, 143.121, and 143.091. The Missouri taxable income of a savings and loan association is its net income for the taxable year, from whatever sources derived, as determined under Section 148.603 of the Revised Statutes and as adjusted under subsections 3 and 5 thereof. Missouri follows the Code and all of its definitions for determining the taxable income of banking institutions in Missouri. Mo. Rev. Stat. § 148.70. The Federal Opinion, which states that no income or loss is recognized for U.S. federal income tax purposes by any of the parties to the Conversion described above, therefore provides the basis upon which we conclude that such conversion will result in no gain or loss under Missouri income tax law.

Missouri also follows the Code and all of its definitions for determining the taxable income of individuals. Mo. Rev. Stat. § 143.091. Additionally, individual taxable income is defined as adjusted gross income as defined in the Code, as in effect for the taxable year. Mo. Rev. Stat. § 143.121. As such, the various entities that are party to the Conversion, and the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members of the Association will receive the same treatment for Missouri income tax purposes as for federal income tax purposes.

Accordingly, based on the facts and representations stated herein and the existing law, it is our opinion that for Missouri state income tax purposes:

1.	No gain or loss will be recognized by the Association or by its account holders by reason of the Association’s conversion from a federally chartered mutual association to a federally chartered stock association.

2.	No gain or loss will be recognized by the Converted Association on the receipt of money from the Holding Company in exchange for its shares.

3.	No gain or loss will be recognized by the Holding Company upon the receipt of money from the sale of its common stock in the Offerings.

4.	The assets of the Association will have the same basis in the hands of the Converted Association as they had in the hands of Association immediately prior to the Conversion.

5.	The holding period of the Association’s assets to be received by the Converted Association will include the period during which the assets were held by the Association prior to the Conversion.

6.	Account holders of the Association will recognize no gain or loss upon the issuance to them of withdrawable deposit accounts in the Converted Association immediately after

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the Conversion, in the same dollar amounts and on the same terms and conditions as their deposit accounts in the Association.

7.	No gain or loss will be recognized by the Eligible Account Holders or the Supplemental Eligible Account Holders upon receipt by them of an interest in the Liquidation Account of the Converted Association in exchange for their ownership interests in the Association.

8.	The basis of the account holders’ withdrawable deposit accounts in the Converted Association will be the same as the basis of their deposit accounts in the Association surrendered in exchange therefor. The basis of each Eligible Account Holder’s and Supplemental Eligible Account Holder’s interests in the Liquidation Account of the Converted Association will be zero.

9.	It is more likely than not that the fair market value of the non-transferable subscription rights to purchase shares of common stock of the Holding Company (the “Subscription Rights”) to be issued to Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members is zero, and, accordingly, that no income will be realized by the Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members upon the issuance to them of Subscription Rights or upon the exercise of the Subscription Rights.

10.	It is more likely than not that the tax basis to the holders of shares of common stock purchased in the Offering pursuant to the exercise of Subscription Rights will be the amount paid therefor, and that the holding period for such shares of common stock will begin on the date of the completion of the Offering.

11.	The holding period for shares of common stock purchased in the Community Offering or Syndicated Community Offering will begin on the day after the date of completion of such Offering.

No opinion is expressed or intended to be expressed herein as to the effect, if any, of the Conversion or Offerings on the continued existence of, the carryover or carryback of, or the limitation on, any net operating losses or other tax attributes of the Association or its successor, Converted Association.

The reasoning in support of our opinions set forth in paragraphs 9 and 10 above is as follows:

•	Whether the Subscription Rights have a market value for federal income tax purposes is a question of fact, and depends upon all of the relevant facts and circumstances. The IRS will not issue rulings on whether the Subscription Rights have a market value. We are unaware of any instance in which the IRS has taken the position that nontransferable subscription rights issued by a converting financial institution have a market value.

•	In addition, our opinion under paragraph 9 above is predicated on the representations given by the Association and the Holding Company that no person shall receive any payment, whether in money or property, in lieu of the issuance of Subscription Rights.

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September 10, 2015

•	Our opinion under paragraphs 9 and 10 is based on the assumption that the Subscription Rights will be granted at no cost to the recipients, will be legally non-transferable and of short duration, and will provide the recipients with the right only to purchase shares of common stock at the same price to be paid by members of the general public in the Offerings.

•	If the Subscription Rights are subsequently found to have value, income may be recognized by various recipients of the Subscription Rights (in certain cases, whether or not the rights are exercised) and the Holding Company and/or Converted Association may be taxable on the distribution of the Subscription Rights.

No opinion is expressed or intended to be expressed herein as to whether the charitable foundation to be established by the Holding Company, the Central Federal Community Foundation (the “Foundation”), will qualify for or be granted tax-exempt status under either Federal or Missouri State law. Additionally, no opinion is expressed or intended to be expressed herein as to whether the Holding Company will be entitled to claim a deduction for Federal or Missouri State income tax purposes for its contributions, including contributions of its common stock, to the Foundation.

This opinion is given solely for the benefit of the Association, the Holding Company, Eligible Account Holders, Supplemental Account Holders and Other Members described in the Plan of Conversion who will receive Subscription Rights and may not be relied upon by any other party or entity. Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Conversion or of any transaction related thereto or contemplated by the Plan of Conversion. This opinion may not be referred to in any document without our prior express written consent. We consent to the filing of this opinion as an exhibit to the Application for Conversion on Form AC filed by the Association with the Office of the Comptroller of the Currency, as an exhibit to the Application on Form H-(e)1-S filed by the Holding Company with the Board of Governors of the Federal Reserve System, and as an exhibit to the Registration Statement on Form S-1 filed by the Holding Company with the Securities and Exchange Commission, each filed in connection with the Conversion. We further consent to the reference to our firm and to this opinion in the prospectus included in the Registration Statement on Form S-1, under the heading “THE CONVERSION AND STOCK OFFERING — Material Income Tax Consequences.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Our opinion is issued as of the date hereof, and we disclaim any obligation to revise or supplement our opinion should the current Missouri state income tax laws be changed by any legislation, administrative interpretations or rulings, judicial decisions or otherwise.

Very truly yours,

LEWIS RICE LLC

/s/ Lewis Rice LLC